Exhibit 99.1

HF Foods Adopts Limited Duration Stockholder Rights Plan

LAS VEGAS, June 11, 2026 (GLOBE NEWSWIRE) — HF Foods Group Inc. (NASDAQ: HFFG), a leading distributor of international foodservice solutions to Asian restaurants and other businesses across the United States, announces that its Board of Directors (the “Board”) has approved a limited duration stockholder rights plan (the “Rights Plan”) and declared a dividend distribution of one right (“Right”) for each outstanding share of the Company’s common stock to stockholders of record as of the close of business on June 22, 2026.

The Board adopted the Rights Plan in response to credible indications that parties may be engaged in undisclosed stock accumulation and coordinated group formation activities aimed at gaining control of HF Foods—actions that would deprive stockholders of the opportunity to realize full value for their investment and to determine the Company’s strategic direction.

The Board has not initiated a process to sell the Company. The Board is confident in the Company’s strong standalone prospects and the ability of its current strategic plan to create and deliver significant value for all stockholders.

The Rights Plan is intended to protect the interests of the Company and all HF Foods stockholders by ensuring that no entity, person, or group may acquire control of HF Foods through open-market stock accumulation or group formation without paying all stockholders a full and appropriate control premium. The Rights Plan further protects stockholder liquidity throughout any such process. The Rights Plan also helps ensure that the Board has sufficient time to make well-informed decisions and pursue actions that serve the best interests of the Company and its stockholders. The Rights Plan does not prevent the Board from engaging with parties or accepting an acquisition proposal if the Board determines such proposal to be in the best interests of the Company and its stockholders.

The Rights Plan is similar to rights plans widely adopted by publicly held companies in analogous situations. While the Rights Plan will be effective immediately, the Rights will generally become exercisable if an entity, person, or group acquires beneficial ownership of 15% or more of the Company’s outstanding common stock in a transaction not approved by the Board. In the event that the Rights become exercisable due to the triggering ownership threshold being crossed, each Right will entitle its holder (other than the person, entity, or group triggering the Rights Plan, whose Rights will become void and will not be exercisable) to purchase, at the then-current exercise price, additional shares of common stock having a then-current market value of twice the exercise price of the Right.

The Rights Plan has a 364-day term, expiring on June 10, 2027.

Additional information regarding the Rights Plan will be set forth in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

Advisors

The Company has retained Arnold & Porter Kaye Scholer LLP as its legal advisor.

About HF Foods Group Inc.

HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US and Asia. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.

Forward-Looking Statements

All statements in this news release other than statements of historical facts are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “aims,” “continues,” “expects,” “plans,” “will,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, risks relating to our ability to consummate our operational transformation plan as anticipated, risks relating to the impact of our operational plan on our sales and efficiencies, risks relating to the impact of demographic trends on demand for the products we distribute, risks related to potential increases in tariff-related costs, statements of assumption underlying any of the foregoing, and other factors including those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Inquiries:

ICR
Anna Kate Heller
hffoodsgroup@icrinc.com